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                          ENTERASYS NETWORKS PROVIDES
                   PRELIMINARY FIRST QUARTER REVENUE ESTIMATE

             Company to Host Conference Call Today at 5:00 p.m. ET


ANDOVER, MA - APRIL 7, 2005 -- Enterasys Networks Inc. (NYSE:ETS) today announced that based on preliminary financial data, it currently expects revenue for the first quarter ended April 2, 2005 to be in the range of $78 to $79.5 million. The Company's first-quarter guidance was for revenue to be roughly flat with the $90.5 million in revenue reported for the fourth quarter of 2004.


The Company's results primarily reflect an unexpected slowdown in customer purchasing activity late in the quarter. This resulted in a significant number of transactions being pushed out of the period, with the slowdown being most pronounced in North America and Europe. The Company continues to pursue these opportunities.


The Company added that sales were also more heavily concentrated toward the end of the quarter than anticipated. This reduced the time available for the Company to collect associated receivables within the quarter. As a result, cash usage for the first quarter is expected to be approximately $30 million versus its previous estimate of $10 to $13 million. Management believes that the increase is primarily a timing issue and indicated that more than $10 million of the cash from outstanding receivables has been received since quarter end.


Preliminary data indicates that first-quarter sales associated with the Company's next-generation core router, the Matrix X Series, met management's expectations. Service revenue was higher than anticipated, primarily as a result of a large maintenance contract renewal. The Company expects to report that aggregate revenue from its global partners remained roughly flat with the fourth quarter.



Enterasys also announced that it has reached a favorable settlement with an oversees tax authority with respect to an examination of the Company's tax returns filed for the years 1997 through 2003. As a result, the Company will record a tax benefit of approximately $6.5 million in the first quarter and expects to receive a refund totaling $1.5 million of previously paid taxes in the second quarter of 2005.



Enterasys will report its final results for the first quarter after the market close on Wednesday, April 27, 2005.


PRELIMINARY FINANCIAL RESULTS CONFERENCE CALL DETAILS

Management will hold a conference call today at 5:00 p.m. ET to discuss the Company's preliminary financial results for the first quarter. To listen to the call, please dial 888.482.0024 with passcode 51721988. Also, the live call will be available on the investor relations section of Enterasys' website at http://www.enterasys.com/corporate/ir/. The call will be available for replay beginning at approximately 7:00 p.m. ET on April 7, through April 21, 2005. To access the replay please visit the archived webcast at http://www.enterasys.com/corporate/ir/ or dial 888-286-8010 with passcode 92125039.




ABOUT ENTERASYS NETWORKS

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